FOR IMMEDIATE RELEASE:

TORRENT ENERGY ANNOUNCES DIRECTOR DEPARTURES

PORTLAND, Oregon – Mar. 14, 2008 – Torrent Energy Corporation (OTCBB: TREN) today announced that three of the Company’s directors – Michael Raleigh, Curt Hartzler and George Hampton – have resigned from the board effective March 10, 2008. The Company said that each director had indicated the need to devote more time and energy to existing professional responsibilities, which in the future would prevent them from providing effective representation on behalf of Torrent.

Torrent Chairman Bill Lansing stated, “Michael, Curt and George each indicated that his resignation was in no way related to Torrent’s operational performance or financial condition. We wish to thank all three for their valuable contributions and insights during their tenure on the board, and we wish them well in their future endeavors. The remaining directors will continue to provide active oversight and direction to the Company’s management team during this transitional period and our pursuit of new financing. In addition, we will actively pursue qualified new director candidates to serve on the Torrent board.”

About Torrent Energy Corporation
Torrent Energy Corporation is an exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 118,000 acres of prospective land. For more information please visit www.torrentenergy.com.

Safe Harbor Statement:
This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to statements concerning new financing; our applying strong technical expertise to projects; and the pursuit of qualified new director candidates. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. We may be unable to attract qualified directors or qualified staff and we may be unable to fund our company as we require. For more risk factors about our Company, readers should refer to risk disclosure in our most recent 10-K and Form 10-Q filed on Edgar.

For further information please contact:
Investor Relations in the U.S.	Torrent Energy Corp.
Pfeiffer High Investor Relations, Inc.	John Carlson, President & CEO
Geoff High, Principal	Phone: 503-224-0072
Phone: 303-393-7044	Email: jcarlson@torrentenergy.com

Investor Relations in Canada
CHF Investor Relations
Cathy Hume, CEO
Phone: 416-868-1079 ext. 231
Email: cathy@chfir.com